Exhibit 10.1

ADDENDUM

This Addendum (“Addendum”), to the Debenture Number February 2007 101 dated February 16, 2007 (the "Debenture") between Dutchess Private Equities Fund, Ltd ("Dutchess") and Dinewise, Inc. (the "Company"), and to the Warrant number February 2007 101 dated February 16, 2007, (the “Warrant”) by and between the Company and Dutchess, is made this 17th day of March, 2008.

WHEREAS, it is in the best interest of both parties to facilitate (the "Facilitation") the amendments in connection with the Debenture and Warrant (“Agreements”).

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

1.

Amendment to the Debenture.

a.

Maturity Date shall be March 31, 2010.

b.

The Debenture is hereby amended to DELETE in its entirety the Article 1 (a) and contemporaneously the Debenture is hereby amended to INSERT the following paragraph as the amended Article 1 (a):

Commencing on the Issuance Date through and including September 30, 2008, the Company shall pay interest (“Interest”) at the rate of fourteen percent (14%) per annum, compounded daily, on the unpaid Face Amount of this Debenture at such times and in such amounts as outlined in this Article 1.  Commencing on October 1, 2008 through and including March 31, 2009, the Interest shall increase to a rate of fifteen percent (15%) per annum, compounded daily, on the unpaid Face Amount of this Debenture and shall be payable at such times and in such amounts as outlined in this Article 1. Commencing on April 1, 2009 until such time as the Face Amount is paid in full, the Interest shall increase to a rate of sixteen percent (16%) per annum, compounded daily, on the unpaid Face Amount of this Debenture and shall be payable at such times and in such amounts as outlined in this Article 1. The Company shall make mandatory monthly payments of interest (the “Interest Payments”), in an amount equal to the interest accrued on the principal balance of the Debenture from the last Interest Payment until such time as the current Interest Payment is due and payable.  The Interest Payments shall commence on March 31, 2007 ("First Payment Date") and shall continue until the Face Amount is paid in full.  The Interest Payments shall be paid the last day of each month.  The Holder shall retain the right, but not the obligation, to convert any Interest due and payable under this Debenture on terms outlined in Section 3 of this Debenture.

c.

The Debenture is hereby amended to DELETE in its entirety the Section 2.1 (a) of Article 2 and contemporaneously the Debenture is hereby amended to INSERT the following paragraph as the amended Section 2.1 (a):

Commencing on the third (3rd) month following the First Payment Date, the Company shall make monthly amortizing payments to the Holder (the “Amortizing Payments”) of the Interest outlined in Article 1 hereof, plus the Face Amount, with such Amortizing Payments to be paid on the last business day of each month for so long as there is an outstanding balance on this Debenture, in the amount outlined below:

i)   Commencing on June 30, 2007 and for two months thereafter (for a total of three payments), fifteen thousand dollars ($15,000).

ii)  Commencing on September 30, 2007 and for eleven months thereafter (for a total of twelve payments), twenty thousand dollars ($20,000).

iii) Commencing on September 30, 2008 and for five months thereafter (for a total of six payments), thirty-five thousand dollars ($35,000).

iii) Commencing on March 31, 2009 and for five months thereafter (for a total of six payments), fifty thousand dollars ($50,000)

iv) Commencing on September 30, 2009 and for five months thereafter (for a total of six payments), sixty-five thousand dollars ($65,000)

v)  On March 31, 2010 all amounts then due and payable under this Debenture.

d.

The Debenture is hereby amended to DELETE in its entirety the Section 2.1 (e) of Article 2 and contemporaneously the Debenture is hereby amended to INSERT the following paragraph as the amended Section 2.1 (e):

(e)  If the Company (i) raises any funds from a third-party, whether involving the issuance of debt or equity Securities or (ii) sells any of its assets (excluding assets sold in the normal course of business) (each, a “Financing”), then the Company shall pay to the Holder one hundred percent (100%) of the net proceeds therefrom as Prepayment of the Face Amount of this Debenture, plus Interest and penalties, if any, then due.  In no event, shall the Prepayment exceed the unpaid Face Amount of this Debenture, Interest and penalties, if any, then due.  If at the end of any of the Company’s quarter end periods as filed with the SEC, the Company has cash deposits in any accounts, whether bank, brokerage or other accounts (“Bank Balance(s)”), that exceeds seven hundred and fifty thousand dollars ($750,000), the Company shall pay to the Holder twenty percent (20%) of such amounts in excess of seven hundred and fifty thousand dollars ($750,000) but below two million two hundred and fifty thousand dollars ($2,250,000); upon such time as the Company has in excess of two million two hundred and fifty thousand dollars ($2,250,000) as a Bank Balance, the Company shall pay to the Holder one hundred percent (100%) of such amounts in excess of two million two hundred and fifty thousand dollars ($2,250,000).  All Prepayments described in this Article 2.1(e) shall be made to the Holder within two (2) business days of the Company’s receipt of proceeds from such Financing or within two (2) business days from the dissemination of such Bank Balances on a publicly filed report.  Failure to comply with this Article 2.1 (e) shall constitute an Event of Default (as described in Article 6 hereof).

e.

The Debenture is hereby amended to DELETE in its entirety Article 15 and contemporaneously the Debenture is hereby amended to INSERT the following paragraph as the amended Article 15:

As an additional inducement to the Holder entering into this Debenture, the Company shall issue to the Holder one million two hundred forty thousand (1,240,000) shares of the Company’s Common Stock (“Investor Shares”) within five days of signing this Addendum.

Any such reference made in the Debenture and the Transaction Documents (as defined in the Debenture), shall refer to the amended sections, as described herein.

2.

No other terms, rights or provisions of the Transaction Documents are or should be considered to have been modified by the terms of this Addendum and each party retains all other rights, obligations, privileges and duties contained in the Debenture and the Transaction Documents that correspond respectively to the Agreements.

3.

In the event the Company does not perform the duties and obligations as outlined in this Addendum, Dutchess shall have full right to claim an Event of Default as outlined in Article 6, and shall have full rights to all remedies, including charging liquidated damages and/or penalties as described in the Debenture.

4.

As of this date of this Addendum, the Company acknowledges that two million Warrants (2,000,000) have fully vested and the remaining two million (2,000,000) Warrants shall expire.  All other terms and conditions of the Warrant remain in effect.

Agreed and Accepted, and duly authorized to sign, on this 17th day of March, 2008

By Dutchess:	/s/ Douglas H. Leighton
Douglas H. Leighton, Managing Director

By Company:	/s/ Paul A. Roman
Paul A. Roman, Chief Executive Officer

/s/ Thomas McNeill
Thomas McNeill, Chief Financial Officer